Exhibit 99.1

GLOBAL CROSSING (UK)

TELECOMMUNICATIONS LIMITED

QUARTERLY REPORT

FOR THE THREE MONTHS AND SIX MONTHS

ENDED JUNE 30, 2005

Global Crossing (UK) Telecommunications Limited

Item 1.

Global Crossing (UK) Telecommunications Limited

Condensed Consolidated Profit and Loss Accounts (unaudited)

(in thousands)

		Three months ended June 30,		Six months ended June 30,
	Note	2004	2005	2004	2005
Turnover	3	£68,859	£60,399	£136,657	£120,803
Cost of sales		(47,524)	(39,691)	(97,941)	(79,111)

Gross profit		21,335	20,708	38,716	41,692

Distribution costs		(2,447)	(2,495)	(5,232)	(5,047)
Administrative expenses		(11,554)	(19,664)	(23,859)	(37,067)

		(14,001)	(22,159)	(29,091)	(42,114)

Operating profit/(loss)		7,334	(1,451)	9,625	(422)

Finance charges, net		(978)	(7,653)	(3,401)	(14,776)

Profit/(loss) on ordinary activities before taxation		6,356	(9,104)	6,224	(15,198)
Taxation on profit on ordinary activities	5	—	(2,153)	—	1,132

Profit/(loss) for the period		£6,356	£(11,257)	£6,224	£(14,066)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Global Crossing (UK) Telecommunications Limited

Condensed Consolidated Statements of Total Recognized Gains and Losses (unaudited)

(in thousands)

		Three months ended June 30,		Six months ended June 30,
	Note	2004	2005	2004	2005
Profit/(loss) for the period		£6,356	£(11,257)	£6,224	£(14,066)
Actuarial gain relating to the pension scheme		—	—	—	960
Gain on derivative instrument		—	2,384	—	3,090

Total recognized gains and losses relating to the period		£6,356	£(8,873)	£6,224	£(10,016)

Prior period adjustments:
Pensions accounting	4		—		(4,879)
Derivatives accounting	4		—		(2,398)

Total recognized gains and losses relating to the period since last report			£(8,873)		£(17,293)

Prospective application of Financial Reporting Standard 17 has resulted in the adjustment being posted through the Condensed Consolidated Statement of Total Recognized Gains and Losses.

The accompanying notes are an integral part of these condensed consolidated financial statements

Global Crossing (UK) Telecommunications Limited

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2004	June 30, 2005
	(As restated— Note 4)
Fixed assets
Goodwill	£—	£—
Tangible assets	186,477	174,159
Trade investment	4	4

	186,481	174,163

Current assets
Debtors: amounts receivable in less than one year (including amounts receivable from group companies of £3,802 and £6,133, respectively)	65,138	51,240
Debtors: amounts receivable in more than one year	18,422	12,795
Investment—short term deposits	20,727	—
Cash at bank and in hand	466	26,039

	104,753	90,074
Creditors: amounts falling due within one year (including amounts owed to group companies of £5,743 and £9,332, respectively)	(94,407)	(87,186)

Net current assets	10,346	2,888

Total assets less current liabilities	196,827	177,051
Creditors: amounts falling due after more than one year	(345,911)	(340,370)
Provisions for liabilities and charges	(12,481)	(13,141)

Net liabilities	£(161,565)	£(176,460)

Capital and reserves
Called-up share capital	£101	£101
Share premium	21,895	21,895
Profit and loss account	(183,561)	(198,456)

Equity shareholder’s deficit	£(161,565)	£(176,460)

The condensed consolidated balance sheet at December 31, 2004 has been restated to reflect the adoption of Financial Reporting Standard 26 on January 1, 2005 (see Note 4).

The accompanying notes are an integral part of these condensed consolidated financial statements.

Global Crossing (UK) Telecommunications Limited

Condensed Consolidated Cash Flow Statements (unaudited)

(in thousands)

		Three months ended June 30,		Six months ended June 30,
	(Note)	2004	2005	2004	2005
Net cash inflow from operating activities	6	£17,614	£18,171	£23,903	£24,336
Returns on investments and servicing of finance		(510)	(11,519)	(784)	(11,936)
Capital expenditure		(2,029)	(2,168)	(4,733)	(4,660)

Cash inflow before management of liquid resources and financing		15,075	4,484	18,386	7,740
Management of liquid resources		10,000	—	22,000	20,727
Financing		(26,525)	(876)	(49,862)	(2,894)

Increase/(decrease) in cash		£(1,450)	£3,608	£(9,476)	£25,573

Reconciliation of Net Cash Flow to

Reduction in Net Debt

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
Increase/(decrease) in cash in the period	£(1,450)	£3,608	£(9,476)	£25,573
Cash inflow from decreases in short term deposits	(10,000)	—	(22,000)	(20,727)
Cash outflow from repayments of loans provided by group companies	46,577	—	69,310	—
Cash inflow from loans provided by group companies	(21,832)	—	(21,992)	—
Cash outflow from deferred finance fees	—	—	—	488
Cash outflow from repayment of finance lease obligations	1,780	876	3,620	2,515

Change in net debt resulting from cash flow	15,075	4,484	19,462	7,849
Intercompany debt waiver	3,275	—	3,275	—
Foreign exchange movements on loans to group companies	(366)	—	(369)	—
Foreign exchange movements on senior secured notes	—	(4,271)	—	(6,813)
Amortization of deferred finance fees	—	(266)	—	(538)
Amortization of discount on senior secured notes	—	(76)	—	(151)
Changes in lease related accruals	(538)	4,039	(792)	2,791
Disposal of finance leases	—	—	1,556	—
New finance leases	(615)	(228)	(1,359)	(588)

Reduction in net debt	16,831	3,682	21,773	2,550
Net debt at beginning of period	(316,522)	(214,889)	(321,464)	(213,757)

Net debt at end of period	£(299,691)	£(211,207)	£(299,691)	£(211,207)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)

1. Description of Business

Global Crossing (UK) Telecommunications Limited (the “Company”), a company registered in England and Wales, is one of the leading providers in the United Kingdom (“UK”) of managed network communications services. The Company provides a wide range of telecommunications services, including voice, data and Internet Protocol (“IP”) services to government and other public sector organizations, major corporations and other communications companies, marketing these services through two channels, commercial enterprise services and carrier services.

The Company is an indirect, wholly owned subsidiary of, and part of a group of companies (the “Group Companies” or the “GC Group”) owned by, Global Crossing Limited (“GCL”), a company organized under the laws of Bermuda. GCUK’s immediate parent company is Global Crossing Bidco Limited, a company organized under the laws of England and Wales, which is an indirect wholly owned subsidiary of GCL.

2. Accounting Policies

Basis of preparation

The accompanying unaudited condensed consolidated financial statements have been prepared on the basis of the accounting policies as set forth in the Company’s audited consolidated financial statements for the year ended December 31, 2004 which are located in the 2004 Annual Report to holders of the senior secured notes of our wholly owned subsidiary Global Crossing (UK) Finance Plc (“GC Finance”), except for the new accounting policies discussed below. These financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to present the financial results for these interim periods fairly. Certain information and footnote disclosures normally included in financial statements prepared in accordance with applicable UK accounting standards (“UK GAAP”) have been condensed or omitted. Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended December 31, 2004. Interim results are not necessarily indicative of results to be expected for the full year.

During the second quarter 2005 financial close process, the Company identified a £2.8 million overstatement of depreciation expense in the Company’s UK GAAP financial statements for the three months ended March 31, 2005. The Company has therefore adjusted depreciation expense within cost of sales for the first quarter of 2005, and this adjustment has been reflected in the six month period financial statements. The depreciation adjustment does not affect the Company’s financial statements prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). See Item 3, “Controls and Procedures,” for a discussion of certain internal control deficiencies revealed in the Company’s review of its depreciation expense calculations.

Use of estimates

The preparation of condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of turnover and expenses during the reporting period. Actual results could differ from those estimates. The estimates are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the evaluation.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

Accounting policies adopted in the period

Pension costs

Financial Reporting Standard (“FRS”) 17 “Retirement Benefits” (“FRS 17”) was issued in November 2000. The Company adopted the provisions of FRS 17 at January 1, 2005. Upon adoption the assets of the defined benefit pension schemes are measured at their market value at the balance sheet date and the liabilities of those schemes are measured using the projected unit method. The extent to which the schemes’ assets exceed/fall short of their liabilities is shown as a surplus/deficit in the balance sheet, to the extent that a surplus is recoverable by the Company or that a deficit represents an obligation of the Company.

The following are recorded in operating profit:

•	the increase in the present value of pension scheme liabilities arising from employee service in the current period;

•	the increase in the present value of pension scheme liabilities as a result of benefit improvements, over the period during which such improvements vest; and

•	gains and losses arising on settlements/curtailments.

A credit in respect of the expected return on the schemes’ assets and a charge in respect of the increase during the period in the present value of the schemes’ liabilities because the benefits are one period closer to settlement are included in other finance income. Actuarial gains and losses are recognized in the consolidated statements of total recognized gains and losses.

The impact of FRS 17 is further explained in Note 4 to the unaudited condensed consolidated financial statements. Given the immateriality of the cumulative adjustments and of their individual impact on each of the relevant prior periods, and the significant cost of achieving audited financial statements which reflect a retroactive adoption of FRS 17 through restatement for the comparative years ended December 31, 2002 and 2003, the Company has not restated prior periods. The consolidated financial statements for the year ended December 31, 2005 will be prepared on the basis of International Financial Reporting Standards (“IFRS”).

Derivative Instruments

FRS 26 “Financial Instruments: Measurement” (“FRS 26”) and FRS 25 “Financial Instruments: Disclosure and Presentation” (“FRS 25”) were issued in December 2004. The Company has elected to apply the provisions of FRS 26 and FRS 25 at January 1, 2005. Upon adoption of FRS 26, the Company was required to record its derivative instruments at fair value as either assets or liabilities on its balance sheets. Changes in the fair values of derivative instruments that are not designated as hedges and/or any ineffective portion of hedges are required to be recognized in the Company’s consolidated profit and loss accounts in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are required to be recognized in the consolidated profit and loss accounts, offset by the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are required to be reported in the consolidated statements of total recognized gains and losses and to be recognized in the consolidated profit and loss accounts when the hedged item is recognized in the consolidated profit and loss accounts. FRS 25 will be applied in presenting and disclosing information about all types of financial instruments, both recognized and unrecognized. The adoption of FRS 26 has not had a material impact on the Company’s results of operations. The adoption has had a material impact on the Company’s financial position. The impact is further explained in Note 4 to the condensed consolidated financial statements. Comparatives in the condensed consolidated financial statements have been restated on a basis that is consistent with FRS 26 as adopted on January 1, 2005. The adoption of FRS 25 had no impact on the reported results in the comparative period.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

Foreign Exchange Rates

FRS 23 “Effects of Changes in Foreign Exchange Rates” (“FRS 23”) was also issued in December 2004. The Company also adopted the provisions of FRS 23 at January 1, 2005. FRS 23 prescribes how a company should include foreign currency transactions and foreign operations in their financial statements and how it should translate financial statements into a presentation currency. The adoption of FRS 23 has not had a material impact on the Company’s results of operations or its financial position.

3. Turnover

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	(in thousands)		(in thousands)
Provision of telecommunication services	£67,683	£59,134	£134,307	£118,344
Long term indefeasible rights to use (“IRU”) agreements	1,176	1,265	2,350	2,459

Total turnover	£68,859	£60,399	£136,657	£120,803

The Company operates as one business segment with turnover derived from two types of third party customers, commercial enterprise and carrier customers located mainly in the UK, and from Group Companies. Commercial enterprise customers are made up of public sector clients, rail industry participants and other commercial organizations. Carrier customers are mobile and fixed line operators with capacity requirements in the UK. The Company services these customers with assets and personnel located in the UK.

The following represents a summary of turnover by type of customer:

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	(in thousands)		(in thousands)
Commercial enterprise	£59,534	£55,865	£116,980	£111,732
Carrier	9,035	4,534	19,085	9,071

	68,569	60,399	136,065	120,803
Group Companies	290	—	592	—

Total turnover	£68,859	£60,399	£136,657	£120,803

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

4. Accounting policies adopted in the period

(i) FRS 17

During the period the Company adopted FRS 17 for the period commencing January 1, 2005 in place of Statement of Standard Accounting Practice (“SSAP”) 24 “Accounting for pension costs” (“SSAP 24”). This changes the measurement basis of the pension surplus or deficit of the defined benefit pension schemes of the Company, and the amounts charged or credited to the consolidated profit and loss accounts and the consolidated statements of total recognized gains and losses (“STRGL”). The effect of these changes on the reported results for the three and six months ended June 30, 2005 and the financial position at June 30, 2005 are highlighted below:

	Three months ended June 30,		Six months ended June 30,
	2005		2005
	(in thousands)		(in thousands)
	FRS 17	SSAP 24	FRS 17	SSAP 24
Credited/(charged) to the condensed consolidated profit and loss accounts
Operating profit	£(100)	£(100)	£(200)	£(200)
Finance charges, net	60	—	120	—

Net charge before taxation	£(40)	£(100)	£(80)	£(200)

The loss after taxation under FRS 17 and SSAP24 is £11.3 million during the three months ended June 30, 2005. Loss after taxation under FRS 17 is £14.1 million compared to £14.2 million under SSAP 24 during the six months ended June 30, 2005.

	Three months ended June 30,		Six months ended June 30,
	2005		2005
	(in thousands)		(in thousands)
	FRS 17	SSAP 24	FRS 17	SSAP 24
Credited/(charged) to the condensed consolidated STRGL
Actuarial gain/(loss)	£—	£—	£960	£—

Increase/(decrease) in the recognized losses for the period	£—	£—	£960	£—

	June 30, 2005
	(in thousands)
	FRS 17	SSAP 24
Condensed consolidated balance sheets
Debtors receivable in more than one year	£—	£1,806
Creditors falling due after more than one year	(1,443)	—

Increase/(decrease) in net liabilities	£(1,443)	£1,806

There have been no material changes to the pension schemes’ assumptions since the year ended December 31, 2004.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

(ii) FRS 26

During the period the Company voluntarily adopted FRS 26. The objective of this standard is to establish principles for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. Adoption of this standard had a material impact on the Company’s financial position as the cross currency interest rate swap which was recorded at historical cost of nil is now designated as a cash flow hedge under FRS 26 and the Company measures and records the fair value of the cross currency interest rate swap on its consolidated balance sheets. Changes in fair value of the effective portions of the cross currency interest rate swap are reported in the consolidated statements of total recognized gains and losses and recognized in the consolidated profit and loss accounts when the hedged item is recognized in the consolidated profit and loss accounts. Any ineffective portion of the cross currency interest rate swap is recognized as a gain or loss in the consolidated profit and loss accounts in the current period. Adoption of this accounting policy achieves greater consistency with the accounting policy under accounting principles generally accepted in the United States (“US GAAP”). The effect of these changes on the reported results for the three and six months ended June 30, 2004 and 2005 and the financial position at December 31, 2004 and June 30, 2005 are highlighted below:

There is no impact on the condensed consolidated profit and loss accounts for the three months ended June 30, 2004 and 2005.

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	(in thousands)		(in thousands)
Credited to the condensed consolidated STRGL
Gain on derivative	£—	£2,384	£—	£3,090

Decrease in the recognized losses for the period	£—	£2,384	£—	£3,090

	December 31, 2004	June 30, 2005
	(in thousands)
Condensed consolidated balance sheets
Debtors/(creditors) falling due within one year	£(488)	£80
Debtors/(creditors) falling due after more than one year	(1,952)	318

Increase/(decrease) in net assets	£(2,440)	£398

5. Taxation on loss on ordinary activities

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	(in thousands)		(in thousands)
Current taxation	£—	£(2,153)	£—	£—
Deferred taxation	—	—	—	1,132

Total taxation	£—	£(2,153)	£—	£1,132

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

6. Reconciliation of operating profit to operating cash flows

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	(in thousands)		(in thousands)
Operating profit / (loss)	£7,334	£(1,451)	£9,625	£(422)
(Profit)/loss on disposal of assets	(7)	(5)	(7)	407
Depreciation	8,867	8,441	17,984	16,933
Working capital	1,420	11,186	(3,699)	7,418

Net cash inflow from operating activities	£17,614	£18,171	£23,903	£24,336

7. Analysis of changes in net debt

	Cash	Finance leases	Senior Secured Notes	Short term deposits	Total
					(in thousands)
At January 1, 2005	£466	£(39,615)	£(195,335)	£20,727	£(213,757)
Cash flows	21,965	1,639	488	(20,727)	3,365
Other changes	—	(1,608)	(2,889)	—	(4,497)

At March 31, 2005	£22,431	£(39,584)	£(197,736)	£—	£(214,889)
Cash flows	3,608	876	—	—	4,484
Other changes	—	3,811	(4,613)	—	(802)

At June 30, 2005	26,039	(34,897)	(202,349)	—	(211,207)

8. Restructuring

As a result of the slowdown in the telecommunications industry, the Company’s Board of Directors approved a restructuring plan in 2001 which resulted in the elimination of positions across the Company’s business functions and job classes and the consolidation of offices and other real estate facilities. The table below details the movements in the restructuring reserve for the six months ended June 30, 2005:

	Employee redundancies	Facility Closing	Total
	(in thousands)
Balance at January 1, 2005	£275	£10,097	£10,372
Amounts charged to the profit and loss accounts	—	838	838
Adjustment from unwinding of discount	—	204	204
Utilized in the period	(275)	(815)	(1,090)

Balance at March 31, 2005	£—	£10,324	£10,324
Amounts charged to the profit and loss accounts	—	899	899
Adjustment from unwinding of discount	—	232	232
Utilized in the period	—	(930)	(930)

Balance at June 30, 2005	£—	£10,525	£10,525

The remaining facilities closing payments are expected to be made over the life of the associated lease agreements which terminate between the years 2010 and 2021.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

9. Related parties

Transactions with Group Companies

The Company has a number of operating and financial relationships with GCL and other Group Companies. For example, the Company benefits from a broad range of corporate functions conducted by the GC Group, including senior management activities, human resources, corporate development and other functions and services. In addition, the Company has historically assisted the GC Group in terminating voice traffic within the UK while the GC Group assists the Company with terminating international voice traffic. The Company provides capacity and other services on its network to the GC Group, and certain of its personnel who may have functional responsibilities for both its business and GC Group’s European and global businesses. The Company also shares tax losses accrued by it and some of its affiliates with other UK entities of the GC Group.

The costs of these functions and services have been historically allocated on the basis that the GC Group believes is a reasonable reflection of the utilization of each service provided or the benefit received by each of the Group Companies. The allocated costs, while reasonable, may not necessarily be indicative of the costs that would have been incurred by the Company if it had performed these functions or received these services as a stand-alone entity.

In connection with its recapitalization during the fourth quarter of 2004, the Company entered into a series of intercompany agreements with the GC Group that were effective as of October 1, 2004 formally to document the way in which these relationships are governed and formalize the method of payment for the services. Fees for these services are generally estimated and paid quarterly, with an annual make-whole payment for any outstanding amounts. The intercompany agreements are substantially the same as those that had previously informally governed the relationship between the GC Group and the Company, with the exception of the payment terms. The Company’s Board of Directors approved the terms of each intercompany agreement, which may be terminated (i) at the request of any party to such agreement with one year’s prior written notice or (ii) immediately in the event of a change of control under the indenture governing the Company’s senior secured notes or the maturity, redemption or defeasance of the senior secured notes, in each case pursuant to the terms of the indenture governing the notes.

There have been no material changes in the nature of the related party transactions with Group Companies during the six months ended June 30, 2005. The nature of these transactions are described in the financial statements for the year ended December 31, 2004. The following presents a summary of the total cost of the services included in costs of sales and administrative expenses in the condensed consolidated profit and loss accounts for the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	(in thousands)		(in thousands)
Corporate Services	£341	£2,102	£3,399	£4,457
Shared Resources	217	304	434	461
Voice termination services	(1,859)	(1,439)	(3,838)	(3,032)
Other transactions	118	16	407	42

	£(1,183)	£983	£402	£1,928

The intercompany debtor balances were £3.8 million and £6.1 million and intercompany creditor balances were £5.7 million and £9.3 million at December 31, 2004 and June 30, 2005, respectively.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

Loans from and to Group Companies

There were no intercompany loans due to or from the Group Companies at December 31, 2004 and June 30, 2005, respectively. The average intercompany loans balances outstanding during the three months ended June 30, 2004 and 2005 were £281.5 million and £nil, respectively. During the three months ended June 30, 2004 and 2005, the Company repaid £46.6 million and £nil of the loans to Group Companies, respectively.

10. Contingencies

UK Office of Fair Trading.

On August 23, 2002, an investigation was commenced by the UK Office of Fair Trading (the “OFT”) regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement collectively to boycott a location in the UK as a means for the landing of subsea telecommunications cables. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation in respect of allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the UK. The Company responded to those allegations on October 10, 2003. The Company has cooperated fully with the investigation and has supplied additional factual materials including a number of formal witness statements. By letter dated December 2, 2004, the OFT informed the Company and others that its investigation is continuing and that it will be issuing a Statement of Objections to a number of parties under investigation. The OFT has not, however, indicated which parties will be receiving such a statement and to date no findings have been made against the Company and the Company continues to deny any wrongdoing. On April 15, 2005, the Company received a request for the production of certain information to which the Company has responded. If the OFT determines that the Company engaged in anti-competitive behavior, the OFT may impose a fine up to a maximum of 10% of the Company’s turnover in this field of activity in the UK for up to three years preceding the year on which the infringement ended.

Litigation

From time to time, the Company has been a party to various legal proceedings arising in the ordinary course of business. In the opinion of the Company’s directors there are currently no proceedings in respect of which there exists a reasonable possibility of adverse outcome that would have a material effect on the Company’s consolidated balance sheet, consolidated profit and loss accounts or consolidated cash flow statements.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

11. Reconciliation to United States Generally Accepted Accounting Principles

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with UK GAAP, which differs in certain material respects from US GAAP. Such differences involve methods for measuring the amounts in the condensed consolidated financial statements, as well as additional disclosures required by US GAAP. The principal differences between UK GAAP and US GAAP applicable to the Company are quantified and described below.

Condensed consolidated income/(loss) & condensed consolidated equity shareholder’s deficit

The effects of the application of US GAAP on the condensed consolidated loss are set out below:

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	(in thousands)		(in thousands)
Profit/(loss), under UK GAAP	£6,356	£(11,257)	£6,224	£(14,066)
Push down of GCL’s fresh start accounting:
Deferred income	(1,551)	(1,039)	(3,102)	(2,211)
Depreciation and amortization	5,286	3,386	11,165	7,129
Long term IRU agreements	(92)	(274)	(185)	(548)
Third party services agreements	(250)	5,697	618	5,679
Restructuring costs	302	(53)	604	(101)
Straight line rent	(54)	19	(108)	38
Pensions	—	(80)	—	(160)
Dilapidation provisions	—	90	—	180
Share-based compensation	(196)	(796)	(327)	(1,023)
Income taxes	(3,020)	1,689	(4,587)	(971)

Net income/(loss), under US GAAP	£6,781	£(2,618)	£10,302	£(6,054)

The effects of the application of US GAAP on the condensed consolidated equity shareholder’s deficit are set out below:

	December 31, 2004	June 30, 2005
	(in thousands)
Restated equity shareholder’s deficit, under UK GAAP (see Note 4)	£(161,565)	£(176,460)
Push down of GCL’s fresh start accounting:
Reset of shareholder’s deficit	1,515	1,515
Deferred income	(6,477)	(8,688)
Depreciation and amortization	20,455	27,584
Long term IRU agreements	(394)	(942)
Third party services agreements	163	5,842
Restructuring costs	5,198	5,097
Straight line rent	56	94
Pensions	(793)	2,966
Dilapidation provisions	(140)	40
Income taxes	(4,690)	(3,975)

Shareholder’s deficit, under US GAAP	£(146,672)	£(146,927)

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

Condensed consolidated statements of other comprehensive income/(loss)

The following presents the Company’s condensed consolidated statements of comprehensive income/(loss) prepared in accordance with US GAAP:

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	(in thousands)		(in thousands)
Net income/(loss), under US GAAP	£6,781	£(2,618)	£10,302	£(6,054)
Other comprehensive income/(loss):
Unrealized gain on derivative financial instrument	—	2,384	—	3,090

Comprehensive income/(loss)	£6,781	£(234)	£10,302	£(2,964)

There are no material tax effects related to the items included above.

Description of differences

A discussion of the material differences in the accounting principles, practices and methods used in preparing the audited consolidated financial statements in accordance with UK GAAP from the principles, practices and methods generally accepted in the United States of America is provided in our 2004 Annual Report to holders of the senior secured notes of GC Finance. Other than the adoption of FRS 17 and FRS 26 in the period there have been no new material variations between UK GAAP and US GAAP accounting principles, practices and methods used in preparing these condensed consolidated financial statements.

Following the adoption of FRS 17 and FRS 26 in the period, the reconciliation between UK GAAP and US GAAP has been updated as follows:

Pensions

Following the adoption of FRS17, the operating and financing costs of pension and post-retirement plans are recognized separately in the profit and loss account. Service costs are systematically spread over the service lives of the employees and financing costs are recognized in the period in which they arise. Financing costs include the interest cost and the expected return on assets (calculated using the market value of assets). The costs of past service benefit enhancements, settlements and curtailments are also recognized in the period in which they arise. The differences between actual and expected returns on assets during the year, including changes in actuarial assumptions, are recognized in the statement of total recognized gains and losses. The surplus or deficit in the plans is reported within the Group’s net liabilities.

Under US GAAP Statement of Financial Accounting Standard (“SFAS”) 87 “Employers’ Accounting for Pensions” (“SFAS 87”), the current service cost, the interest cost and the expected return on assets are all charged (or credited) to operating profit. The difference between actual and expected returns on assets during the year, including changes in actuarial assumptions, are amortized through operating profit over the average remaining service lives of the employees. Unfunded accrued or prepaid pension costs must be recognized where the unfunded accumulated benefit obligation (being the actuarial present value of benefits attributed by the pension benefit formula to employee service rendered prior to that date and based on current and past compensation levels) exceeds the fair value of plan assets. Further an additional liability must also be recognized. If this liability exceeds the unrecognized prior service cost, the excess is recorded as an increase to shareholder’s deficit, net of tax.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

Derivative accounting

Prior to the adoption of FRS 26 the Company recorded its cross currency interest rate swap at historical cost of nil, and disclosed its fair value. Following the adoption of FRS 26 the Company measures and records the fair value of the cross currency interest rate swap on its consolidated balance sheets. Changes in fair value of the effective portions of the cross currency interest rate swap are reported through the statement of total recognized gains and losses and recognized in the consolidated profit and loss accounts when the hedged item is recognized in the consolidated profit and loss accounts. Any ineffective portion of the cross currency interest rate swap is recognized as a gain or loss in the consolidated profit and loss accounts in the current period.

The Company has restated its comparative condensed financial statements for the adoption of FRS 26. Accordingly, there are no differences between the Company’s derivative accounting under UK GAAP FRS 26 and US GAAP SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”.

Additional US GAAP Disclosures

Share-based compensation

The Company recognized £0.2 million and £0.8 million of non-cash stock related expenses during the three months ended June 30, 2004 and 2005, respectively and £0.3 million and £1.0 million during the six months ended June 30, 2004 and 2005, respectively.

On June 14, 2005, certain employees of the Company were awarded 17,500 restricted stock units of GCL common stock under the 2003 Global Crossing Stock Incentive Plan. The restricted stock units vest and convert into common shares of GCL on June 14, 2008. During the six months ended June 30, 2005 GCL also established the following performance share opportunities for key employees. First, on March 18, 2005, the Board of Directors of GCL adopted the 2005 Annual Bonus program. As previously disclosed, one-half of the value of any payouts under this program are expected to be paid in unrestricted shares of GCL’s common stock. Second, pursuant to GCL’s annual long-term incentive program, the Company granted performance share opportunities having an aggregate target payout level of 20,700 shares payable in unrestricted shares of common stock on December 31, 2007, subject to the continued employment through that date and subject to earlier pro-rata payout in the event of death or long-term disability. Under this latter program, each participant will earn (i) 50% of his or her target award for a given opportunity if the threshold financial performance gap for that opportunity is achieved, (ii) 100% of his or her target award for a given opportunity if the maximum financial goal for that opportunity is achieved and (iii) 150% of his or her target award for a given opportunity if the maximum financial performance goal for that opportunity is achieved. No payout will be made for performance below threshold, and the payout for performance above maximum is capped at 150% of the target opportunity. The total performance share opportunity of each participant in this program comprises three separate award opportunities, with one based on a measure of combined 2005 and 2006 earnings, one based on cash used and one based on gross margin attributable to GCL’s “Invest and Grow” revenue category.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

Classification Difference between UK and US GAAP

The following presents the Company’s condensed consolidated profit and loss accounts in accordance with US GAAP:

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	(in thousands)		(in thousands)
Revenue	£67,058	£59,081	£134,186	£118,069
Operating expenses	(54,739)	(54,990)	(117,185)	(108,464)

Operating profit	12,319	4,091	17,001	9,605
Interest expense, net	(760)	(7,481)	(2,983)	(14,544)
Other income, net	(1,758)	1,236	871	(1,276)

Income/(loss) before income taxes	9,801	(2,154)	14,889	(6,215)
Income tax benefit/(expense)	(3,020)	(464)	(4,587)	161

Net income/(loss)	£6,781	£(2,618)	£10,302	£(6,054)

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of our results of operations and current financial position. This discussion should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this report and the audited consolidated financial statements and related notes included in our Annual Report for the year ended December 31, 2004.

All references in this quarterly report to:

•	“we,” “us,” “our,” the “company” and “GCUK” refer to Global Crossing (UK) Telecommunications Limited and its consolidated subsidiaries.

•	the “issuer” refer to Global Crossing (UK) Finance Plc, a Company organized under the laws of England and Wales, and our direct, wholly owned finance subsidiary that is the issuer of the 10.75% dollar-denominated senior secured notes and the 11.75% sterling-denominated senior secured notes guaranteed by us that has had no trading activity, except where expressly stated otherwise or the context otherwise requires;

•	“GCL,” “Global Crossing,” “our parent” and “our parent company” refer to Global Crossing Limited, a company organized under the laws of Bermuda and our indirect parent company by which we are indirectly wholly owned. “Old parent company” or “old parent” refers to Global Crossing Ltd., a company formed under the laws of Bermuda and our parent company’s predecessor;

•	“Bidco,” “our immediate parent” and “our immediate parent company” refer to Global Crossing Bidco Limited, a company organized under the laws of England and Wales and our direct parent company by which we are directly wholly owned and which is indirectly wholly owned by GCL;

•	“group companies” and “GC Group” refers to the group of companies owned directly or indirectly by GCL, including us;

•	“2004 Annual Report” and “Annual Report” refer to the annual report on Form 20-F for the year ended December 31, 2004 issued to the holders of the senior secured notes of the issuer;

•	“senior secured notes” and “notes” refer to the dollar- denominated senior secured notes and the sterling-denominated senior secured notes issued by the issuer on December 23, 2004;

•	“STT Bridge Loan Facility” refers to the senior secured loan facility we entered into in 2004 with an affiliate of Singapore Technologies Telemedia Pte Ltd, or STT, our parent’s controlling shareholder.

Cautionary Note Regarding Forward-Looking Statements

Certain statements under this caption “Operating and Financial Review and Prospects,” constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance or strategies. Such risks, uncertainities and other important factors include, but are not limited to, statements regarding:

•	deficiencies we have identified in our internal controls, processes and procedures;

•	our parent’s recent chapter 11 reorganization, financial restatement and other matters;

•	the potential adverse effect on us of a change in financial reporting in accordance with International Financial Reporting Standards, or IFRS;

•	our reliance on the services of our key personnel;

•	periodic reviews of our financial condition by certain of our governmental customers;

•	the level of competition in the marketplace;

•	surplus industry capacity and other factors that might decrease the price of our products and services;

•	weakness in the telecommunications industry;

•	the fact that our turnover is concentrated in a limited number of customers;

•	insolvency could lead to termination of certain of our contracts;

•	a change of control could lead to the termination of many of our government contracts;

•	the absence of firm commitments to purchase minimum levels of turnover or services in our commercial customer contracts;

•	a requirement to offer to repurchase our senior secured notes;

•	our ability to avoid and mitigate any disruptions in the availability or quality of our service;

•	risks relating to the rating of our senior secured notes;

•	increases in industry competition due to rapid technological changes;

•	limitations on our ability to control our costs while maintaining and improving our service levels;

•	the UK Office of Fair Trading’s investigation into certain allegations of collusive behavior;

•	changes in government regulation of telecommunications services;

•	our reliance on third parties for the timely supply of equipment and services;

•	limitations on our ability to continue to develop effective business support systems;

•	the influence of our parent, and actions our parent takes, or actions we are obliged to take as a result of our parent’s action, which may conflict with our interests;

•	our key personnel involved in managing our business who have additional responsibilities within the GC group;

•	the sharing of corporate and operational services with our parent;

•	potential conflicts of interest for certain of our directors due to ownership of, or options to purchase, our parent’s stock;

•	limitations on our ability to develop and market new or existing commercial services successfully;

•	the return of assets to our parent if fraudulent conveyances to us by our parent occur;

•	terrorist attacks or other acts of violence; and

•	increased scrutiny of financial disclosure and the possibility of litigation.

We cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

Executive Summary

Overview

We are one of the leading UK providers of managed network services. We are an indirect wholly owned subsidiary, and the principal UK telecommunications business of, Global Crossing Limited. We derive turnover primarily from two types of customers: commercial enterprise and carrier customers. The majority of our telecommunications services revenues and cash flows are based on monthly recurring services.

Depreciation Adjustment

Our Oracle financial software application includes a fixed asset register that maintains historic costs of our fixed assets. This database does not reflect the impact of the exceptional impairment charges we took in 2000 and 2001. Rather, the written-down values resulting from the impairments are maintained separately in an electronic spreadsheet.

During the second quarter 2005 financial close process, significant differences in depreciation expense as calculated for such quarter as compared to the first quarter of 2005 led management to review the associated computations. Such review revealed erroneous formulae in the impairment spreadsheet that caused a £2.8 million overstatement of depreciation expense in our UK GAAP financial statements for the three months ended March 31, 2005. We have therefore adjusted depreciation expense within cost of sales for the first quarter of 2005, and this adjustment has been reflected in the six month period financial statements. This depreciation adjustment does not affect our US GAAP financial statements. See Item 3, “Controls and Procedures,” for a discussion of certain internal control deficiencies revealed in our review of the depreciation expense calculations.

Second quarter 2005 Highlights

Margin Improvement

Gross profit margins, defined as turnover less cost of sales, increased to 34.3% (£20.7 million) in the second quarter of 2005 from 31.0% (£21.3 million) in the same period in 2004. This was largely a result of our continued focus on reducing access costs which were £19.7 million in the three months ended June 30, 2005 and represented 32.6% of turnover compared with £24.2 million and 35.1% of turnover in the same period in 2004.

Pricing and Volume Trends

The telecommunications services market in the UK remains highly competitive. Pricing pressure is more apparent in the carrier sector and there has been an expected fall in our voice business as we are focusing on higher margin services. However, our primary focus remains on our commercial enterprise customers.

Customer Wins

We have won new contracts in the quarter, the most important being a 7 year, £14 million contract with the Forestry Commission. In addition, we also extended by three years to 2011 our agreement with Lockheed Martin, adding £7 million to the total contract value. In addition, we completed a final, planned “Value for Money” review with our largest customer, the Foreign and Commonwealth Office. This secures the remaining revenue from the contract through to May 2010.

Customer Losses

There have been no material customer losses in the second quarter of 2005.

Regulatory

On the regulatory front we see a continued high level of activity. One proposed result of the Telecoms Strategic Review has been published, detailing the formation of the Access Services Division of BT, which will be operated independently from the rest of BT. This has been broadly accepted in the telecommunications industry as positive. In addition, Ofcom announced on June 30 this year that they had reached agreement on a series of binding undertakings by BT that will ensure access to BT’s “last mile” network on non-discriminatory terms. These undertakings are due to be formalized as part of the concluding phase of Ofcom’s Telecoms Strategic Review to be published later this year. Additionally, we are closely tracking developments at BT as they start to assign contracts for the 21 Century Network build out. We see this as a positive development as it will assist us in developing the kind of business that we focus on in the UK.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon the accompanying unaudited consolidated financial statements, which have been prepared in accordance with applicable UK accounting standards, or UK GAAP, the application of which requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and turnover and expenses and during the reporting period.

Certain of our accounting policies are deemed “critical,” as they are both most important to the financial statement presentation, and require management’s most difficult, subjective or complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. For a discussion of our critical accounting policies, see our Annual Report for the year ended December 31, 2004, as management believes there have been no significant changes regarding our critical accounting policies since such time, except for our policy related to pensions.

Pension Benefits

Our employees participate in two occupational pension schemes: the Railways Pension Scheme, which is a defined benefit scheme; and the Global Crossing Pension Scheme, which has a defined contribution section and a defined benefit section. The Company previously accounted for retirement benefits in accordance with, Statement of Standard Accounting Practice, or SSAP, 24 “Accounting for Pension Costs,” or SSAP 24. The Company adopted the provisions of Financial Reporting Standard, or FRS, 17 “Retirement Benefits,” or FRS 17 on January 1, 2005. Under US GAAP, pensions are accounted for in accordance with Statement of Financial Accounting Standard, or SFAS, 87 “Employers’ Accounting for Pensions,” or SFAS 87.

FRS 17 replaces the use of the actuarial values for assessing pension costs under SSAP 24 in favor of a market-based approach. In order to cope with the volatility inherent in this measurement basis, FRS 17 requires that the profit and loss account shows the relatively stable ongoing service cost, the expected return on assets and the interest on the liabilities. Differences between expected and actual returns on assets, and the impact on the liabilities of changes in the assumptions, are reflected in the statement of total recognized gains and losses.

The pension assets, liabilities and expense recorded are based on a number of actuarial assumptions. These assumptions include discount rate, the expected long-term rate of return on plan assets and inflation rates. The assumptions are based on current market conditions, historical information and consultation with and input from our actuaries. These assumptions are reviewed annually for FRS 17 and SFAS 87, which differs from the triennially reviews used under SSAP 24. While we believe that the assumptions we used are appropriate based on available information, these assumptions may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter lives of participants. These differences may result in a significant impact on the amount of our future pension expense and resulting asset or liability.

International Financial Reporting Standards

We intend to provide consolidated financial statements in accordance with IFRS for our annual report for the year ending December 31, 2005. We have initiated a project to manage the transition from UK GAAP to IFRS and have begun the process of interpreting the applicable accounting standards, setting our future accounting policies in accordance with IFRS and identifying the detailed accounting and disclosure requirements that may necessitate changes to our financial information systems. As this project is still ongoing, we are not in a position to quantify the full effect of the differences between UK GAAP and IFRS on our results or financial position.

Recently Adopted UK GAAP Accounting Standards

FRS 17 was issued in November 2000, and the Company adopted its provisions on January 1, 2005. Upon adoption, the Company is required to recognize the value of the scheme assets at fair value and recognize actuarial gains and losses immediately through the consolidated statements of total recognized gains and losses. The impact of FRS 17 is further explained in Note 4 to the unaudited condensed consolidated financial statements. Given the immateriality of the cumulative adjustments and of their individual impacts on each of the relevant prior periods, and the significant cost of achieving audited financial statements which reflect a retroactive adoption of FRS 17 through restatement for the comparative years ended December 31, 2002 and 2003, the Company has not restated prior periods. The consolidated financial statements for the year ended December 31, 2005 will be prepared on the basis of IFRS.

FRS 26 “Financial Instruments: Measurement,” or FRS 26 and FRS 25 “Financial Instruments: Disclosure and Presentation,” or FRS 25 were issued in December 2004. The Company adopted the provisions of FRS 26 and FRS 25 at January 1, 2005. Upon adoption of FRS 26, the Company was required to record its derivative instruments at fair value as either assets or liabilities on its balance sheets. Changes in the fair values of derivative instruments that are not designated as hedges and/or any ineffective portion of hedges is required to be recognized in the Company’s consolidated profit and loss accounts in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are required to be recognized in the consolidated profit and loss accounts, offset by the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are required to be reported in the consolidated statements of total recognized gains and losses and to be recognized in the consolidated profit and loss accounts when the hedged item is recognized in the consolidated profit and loss accounts. FRS 25 will be applied in presenting and disclosing information about all types of financial instruments, both recognized and unrecognized. The adoption of FRS 26 has not had a material impact on the Company’s results of operations. The adoption has had a material impact on the Company’s financial position. The impact is further explained in Note 4 to the unaudited interim financial statements. Comparative figures have been restated for FRS 26.

FRS 23 “Effects of Changes in Foreign Exchange Rates,” or FRS 23 was also issued in December 2004. The Company also adopted the provisions of FRS 23 at January 1, 2005. FRS 23 prescribes how a company should include foreign currency transactions and foreign operations in their financial statements and how it should translate financial statements into a presentation currency. The adoption of FRS 23 has not had a material impact on the Company’s results of operations or its financial position.

Trends and Factors Affecting Future Results

We believe that the most important factor affecting our future results will be our ability to retain our existing customers, particularly our large commercial enterprise customers. We have long-term contracts with many of our commercial enterprise customers, and our ability to renew those contracts at acceptable margins will be key to our financial success. Growing our relationships with our existing and new customers and migrating them to IP-based platforms are other important factors in increasing our turnover.

Historically, our attrition rate on commercial enterprise turnover from existing customers has approximated one to two percent on an annual basis. We expect our attrition rate to be higher in 2005.

Our strategy for addressing the pricing pressure currently being experienced by our industry will be an important factor for our financial success. Although we are experiencing pricing pressure in both the carrier sector and the commercial enterprise sector, it is more prevalent in the carrier sector. We are taking mitigating measures by focusing our strategy to selling higher margin product and bandwidth to our customers with the aim of retaining revenue and margins. However, our primary focus is on our commercial enterprise customers, where we anticipate that we will be less affected by the aforementioned pricing trends than we otherwise would be.

We believe that a key success factor in acquiring new customers will be our ability to build cooperative relationships with system integrators, or SIs. Large commercial organizations are increasing their use of SIs to coordinate or manage the outsourcing of their telecommunications services. SIs have assisted us in pursuing new customers and have allowed us to bundle our services with the equipment or applications that they provide. We currently serve several very large customers through SI relationships and we will continue improving our ability to partner with successful SIs in order to win significant new commercial customers. In addition, we are looking to establish new commercial relationships with international as well as domestic SIs.

Relationship with Our Parent Company and its Affiliates

Operational Relationships

There have been no changes in our operating and financial relationships with our parent company and its affiliates. See “Relationship with our Parent Company and its Affiliates—Operational Relationships” in our 2004 Annual Report.

Financial Relationships

We have served as a source of funding for our parent company and its affiliates. Since the second quarter of 2003, we have periodically upstreamed a portion of our positive cash flow to our parent company and its affiliates to repay loans due to our immediate parent company, Bidco. By the end of 2004, there were no inter-company loans outstanding as a result of a combination of repayments and waivers. For a more detailed description of this, see “Operating and Financial Review and Prospects—Liquidity and Capital Resources—Financing” in our 2004 Annual Report.

We intend to continue to serve as a source of funding for our parent company and its affiliates. Subject to the covenants in the notes and applicable restrictions under English law, we will periodically upstream our excess cash flow through loans or dividends.

Our parent’s ability to fund its business plan is subject to certain risks and uncertainties. See “Key Information—Risk Factors” of our 2004 Annual Report. Based on current business projections, our parent company expects it will have sufficient liquidity available to fund its operations until positive cash flow is generated at some point in the second half of 2006.

Results of Operations for the three months ended June 30, 2004 and 2005

The following table summarizes our profit and loss accounts for the three months ended June 30, 2004 and 2005.

	Three months ended June 30,
	2004	2005	Change	% Change
	(in thousands)
Turnover	£68,859	£60,399	£(8,460)	(12.3)%
Cost of sales	(47,524)	(39,691)	7,833	16.5%

Gross profit	21,335	20,708	(627)	2.9%

Operating expenses:
Distribution costs	(2,447)	(2,495)	(48)	(2.0)%
Administrative expenses	(11,554)	(19,664)	(8,110)	(70.2)%

	(14,001)	(22,159)	(8,158)	(58.3)%

Operating profit/(loss)	7,334	(1,451)	(8,785)	NM

Finance charges, net	(978)	(7,653)	(6,675)	NM
Taxation on loss on ordinary activities	—	(2,153)	(2,153)	NM

Profit/(loss)	£6,356	£(11,257)	£(17,613)	NM

NM – not meaningful

The following table presents our profit and loss accounts for the three months ended June 30, 2004 and June 30, 2005, as a percentage of turnover:

	Three months ended June 30,
	2004	2005
Turnover	100.0%	100.0%
Cost of sales	(69.0)%	(65.7)%

Gross profit	31.0%	34.3%

Distribution costs	(3.6)%	(4.1)%
Administrative expenses	(16.8)%	(32.6)%

	(20.4)%	(36.7)%

Operating profit/(loss)	10.6%	(2.4)%

Finance charges, net	(1.4)%	(12.7)%

Taxation on loss on ordinary activities	(0.0)%	(3.6)%

Profit/(loss) for the period	9.2%	(18.6)%

Turnover

	Three months ended June 30,
	2004	2005	Change	% Change
	(in thousands)
Commercial enterprise	£59,534	£55,865	£(3,669)	(6.2)%
Carrier	9,035	4,534	(4,501)	(49.8)%
Inter-company	290	—	(290)	NM

Total	£68,859	£60,399	£(8,460)	(12.3)%

NM – not meaningful

The overall decrease in commercial enterprise turnover in the second quarter of 2005 compared with the same period in 2004 was primarily due to decreases in turnover from BT and the Royal Bank of Scotland who discontinued their voice and data services, respectively, with us from the end of 2004. We have also experienced a decline in turnover from HMCE and the UK Government’s Department of Work and Pensions due to their transition to alternative service providers. These turnover decreases were partially offset by an increase in revenue streams from several of our other key commercial enterprise customers.

The primary reason for the decrease in carrier turnover was as a result of the downsizing of our carrier voice business through pricing actions designed to improve gross margins.

Cost of Sales

	Three months ended June 30,
	2004	2005	Change	% Change
	(in thousands)
Cost of access	£24,156	£19,686	£(4,470)	(18.5)%
Customer-specific costs(1)	7,982	6,744	(1,238)	(15.5)%
Depreciation and amortization	10,280	9,015	(1,265)	(12.3)%
Third-party maintenance	5,106	4,246	(860)	(16.8)%

	£47,524	£39,691	£(7,833)	(16.5)%

(1)	For operating leases and cost-plus arrangements only.

The decrease in our cost of sales is primarily attributable to our ability to manage our access costs, decreasing them to 32.6% of turnover from 35.1% of turnover between the three-month periods ended June 30, 2005 and June 30, 2004. This change resulted mostly from lower carrier volumes, lower mobile phone rates as a result of the decision of the UK Office of Communication (“Ofcom”) to order mobile phone companies to reduce their charges, and reduced BT line rentals as a result of the wholesale pricing change effected by the move to partial private circuits. Decreases in depreciation and amortization were largely as a result of the write-off of excess connection costs during the corresponding period in 2004. Customer-specific costs reduced primarily as a result of the loss of a carrier revenue contract in mid 2004 together with the cessation of an operating lease at the end of June 2004. Maintenance costs decreased mainly because of a renegotiated maintenance contract.

Operating Expenses

Distribution Costs

	Three months ended June 30,
	2004	2005	Change	% Change
	(in thousands)
Staff costs	£2,393	£2,307	£(86)	(3.6)%
Other	19	9	(10)	(52.6)%
Advertising and marketing	35	179	144	NM

	£2,447	£2,495	£48	2.0%

The increase in our distribution costs was due to higher agency commissions paid to third parties for customer introductions partially offset by lower staff costs as a result of reduced staffing levels and lower bonuses.

Administrative Expenses

	Three months ended June 30,
	2004	2005	Change	% Change
	(in thousands)
Staff costs	£5,825	£6,505	£680	11.7%
Professional services	513	1,088	575	112.1%
Office expenses and facilities costs	3,536	4,683	1,147	32.4%
Depreciation	347	372	25	7.2%
Foreign exchange movements	1,764	4,514	2,750	155.9%
Management fee	558	2,344	1,786	320.1%
Restructuring charges	(1,098)	202	1,300	NM
Other	109	(44)	(153)	NM

	£11,554	£19,664	£8,110	70.2%

NM – not meaningful

The increase in our administrative expenses in the second quarter of 2005 compared with the same period in 2004 was in part due to unfavorable movements in foreign exchange rates resulting in a £4.2 million loss on our dollar-denominated bonds in the three months to 30 June 2005, as compared with a foreign exchange charge of £1.8 million on non-sterling denominated inter-company balances during the same period in 2004. Our management fee (comprising costs charged under the corporate services and shared services agreements) was higher in the second quarter of 2005 as compared with the same period in 2004 primarily because of the receipt in 2004 of a credit for £2.7 million relating to the 2003 fee. There was a reduction in the credit relating to restructuring due to changes in our subletting and fit-out cost assumptions in the three months to June 30, 2005 whereas there were no changes to assumptions in 2004 until the final quarter. We also incurred additional professional services costs, largely audit and accounting consultancy fees, during the three months ended June 30, 2005, some of which were one-time in nature, due to our increased external reporting requirements. Office expenses and facilities costs were higher in the three months ended 30 June 2005 compared with the same period in 2004 because of rent reviews on several of our properties and higher building maintenance costs in 2005, together with the effect of a Scottish rates assessment credit received in 2004 relating to prior years.

Finance Charges, net. The increase in the second quarter of 2005 compared to the same period in 2004 was primarily due to £6.3 million of interest associated with the senior secured notes which were issued on December 23, 2004.

Taxation on loss on ordinary activities. In the quarter ended June 30, 2005, the Company recorded a £2.2 million current tax provision being the reversal of the current tax benefit recorded on the first quarter’s losses as at March 31, 2005. For the three months ended June, 2004, no current tax provision or deferred tax asset was recognized due to the Company’s history of losses and uncertainty at that date of future taxable profits.

Results of Operations for the six months ending June 30, 2004 and 2005

The following table summarizes our profit and loss accounts for the six months ended June 30, 2004 and 2005.

	Six months ended June 30,
	2004	2005	Change	% Change
	(in thousands)
Turnover	£136,657	£120,803	£(15,854)	(11.6)%
Cost of sales	(97,941)	(79,111)	18,830	19.2%

Gross profit	38,716	41,692	2,976	7.7%

Operating expenses:
Distribution costs	(5,232)	(5,047)	185	3.5%
Administrative expenses	(23,859)	(37,067)	(13,208)	(55.4)%

	(29,091)	(42,114)	(13,023)	(44.8)%

Operating profit/(loss)	9,625	(422)	(10,047)	NM

Finance charges, net	(3,401)	(14,776)	(11,375)	NM
Taxation on loss on ordinary activities	—	1,132	1,132	NM

Loss	£6,224	£(14,066)	£(20,290)	NM

NM – not meaningful

The following table presents our profit and loss accounts for the six months ended June 30, 2004, 2005, as a percentage of turnover:

	Six months ended June 30,
	2004	2005
Turnover	100.0%	100.0%
Cost of sales	(71.7)%	(65.5)%

Gross profit	28.3%	34.5%

Distribution costs	(3.8)%	(4.2)%
Administrative expenses	(17.5)%	(30.7)%

	(21.3)%	(34.9)%

Operating profit/(loss)	7.0%	(0.3)%

Finance charges, net	(2.5)%	(12.2)%

Taxation on loss on ordinary activities	(0.0)%	0.9%

Profit/(loss) for the period	4.5%	(11.6)%

Turnover

	Six months ended June 30,
	2004	2005	Change	% Change
		(in thousands)
Commercial enterprise	£116,980	£111,732	£(5,248)	(4.5)%
Carrier	19,085	9,071	(10,014)	(52.5)%
Inter-company	592	—	(592)	NM

Total	£136,657	£120,803	£(15,854)	(11.6)%

NM – not meaningful

The overall decrease in commercial enterprise turnover in the first six months of 2005 compared with the same period in 2004 was primarily due to decreases in turnover from BT and Royal Bank of Scotland who discontinued their voice and data services, respectively, with us from the end of 2004. We have also experienced a decline in turnover from HMCE and the UK Government’s Department of Work and Pensions due to their transition to alternative service providers. These turnover decreases were partially offset by an increase in revenue streams from several of our other key commercial enterprise customers including those managed under the Managed Telecom Services agreement with the Government’s central purchasing agency, OGCbuying.solutions.

The primary reason for the decrease in carrier turnover was as a result of the downsizing of our carrier voice business through pricing actions designed to improve gross margins for this part of our business.

Cost of Sales

	Six months ended June 30,
	2004	2005	Change	% Change
	(in thousands)
Cost of access	£48,753	£38,196	£(10,557)	(21.7)%
Customer-specific costs(1)	15,925	13,836	(2,089)	(13.1)%
Depreciation and amortization(2)	22,964	18,088	(4,876)	(21.2)%
Third-party maintenance	10,299	8,991	(1,308)	(12.7)%

	£97,941	£79,111	£(18,830)	(19.2)%

(1)	For operating leases and cost-plus arrangements only.

(2)	Reflects the impact of the £2.8 million adjustment for the three months ended March 31, 2005 described under “—Executive Summary—Depreciation Adustment.”

The decrease in our cost of sales is primarily attributable to our continuing ability to manage our access costs, decreasing them from 35.7% of turnover to 31.6% of turnover between the six-month periods ended June 30, 2004 and 2005. This change resulted mostly from lower carrier volumes, lower mobile phone rates as a result of the decision of Ofcom to order mobile phone companies to reduce their charges, and reduced BT line rentals as a result of the wholesale pricing change affected by the move to partial private circuits. Customer-specific costs reduced primarily as a result of the loss of a carrier revenue contract in mid 2004 and the cessation of an operating lease at the end of June 2004. The reduction in maintenance costs is primarily attributable to renegotiated contracts. Decreases in depreciation and amortization occurred because of the write-off of excess connections costs during the six months ended June 30, 2004.

Operating Expenses

Distribution Costs

	Six months ended June 30,
	2004	2005	Change	% Change
	(in thousands)
Staff costs	£5,124	£4,686	£(438)	(8.5)%
Other	62	33	(29)	(46.8)%
Advertising and marketing	46	328	282	NM

	£5,232	£5,047	£(185)	(3.5)%

The reduction in our distribution costs was due to reduced staffing levels and lower bonuses partially offset by higher agency commission fees paid to third parties for the introduction of customers.

Administrative Expenses

	Six months ended June 30,
	2004	2005	Change	% Change
	(in thousands)
Staff costs	£12,640	£13,069	£429	3.4%
Professional services	1,033	1,992	959	92.8%
Office expenses and facilities costs	8,045	9,458	1,413	17.6%
Depreciation	691	724	33	4.8%
Foreign exchange movements	(830)	7,190	8,020	NM
Management fee	3,833	4,918	1,085	28.3%
Restructuring charges	(1,598)	(8)	1,590	(99.5)%
Other	45	(276)	(321)	NM

	£23,859	£37,067	£13,208	55.4%

NM – not meaningful

The increase in our administrative expenses from the first half of 2005 to the same period in 2004 was primarily due to unfavorable movements in foreign exchange rates resulting in an unrealized £6.9 million loss on our dollar-denominated bonds during 2005, as compared with a foreign exchange gain on non-sterling denominated inter-company balances during the same period in 2004. Our office and facilities costs increased because of rent reviews on several of our properties and higher building maintenance costs in 2005, together with the effects of a Scottish rates assessment credit received in 2004 relating to prior years There was also a reduction in the credit relating to restructuring due to a change in our subletting and fit-out cost assumptions in the six months to June 30, 2005 whereas there were no such revisions in 2004 until the final quarter. The management fee (comprising costs charged under the corporate services and shared services agreements) was higher in 2005 compared with the same period in 2004 due to finalizing the annual charges for 2003 and 2004: the final adjustment to the 2004 fee, recognized in the second quarter of 2005, was a charge of £0.4 million whilst a credit of £2.7 million was taken in the corresponding period of 2004 relating to the final 2003 fee. We also incurred additional professional services costs, largely audit and consulting fees, during the six months ended June 30, 2005, some of which were one-time in nature, due to our increased external reporting requirements.

Finance Charges, net. The increase in the first six months of 2005 compared to the same period in 2004 was primarily due to £12.4 million of interest on the senior secured notes which were issued on December 23, 2004, partially offset by a £1.6 million decrease in interest on finance leases as a result of a decreased number of finance leases in 2005.

Taxation on loss on ordinary activities. For the six months ended June 30, 2005, the Company recorded an increase to its deferred tax asset of £1.1 million. There was no current tax provision due to current period losses. For the six months ended June 30, 2004, no current tax provision or deferred tax asset was recognized due to the Company’s history of losses and uncertainty at that date of future taxable profits.

Liquidity and Capital Resources

At June 30, 2005, we had net current assets and cash at bank and in hand and short term cash deposits of £2.9 million and £26.0 million, respectively, as compared to net current assets and cash at bank and in hand and short term cash deposits of £10.3 million and £21.2 million, respectively, at December 31, 2004.

Our liquidity requirements arise primarily from capital expenditures, interest expense, and to a lesser extent, working capital requirements. Since the second quarter of 2003, our cash flows from operations have been sufficient to meet our liquidity needs. Accordingly, we have periodically upstreamed a portion of our cash on hand and excess cash to our parent company and its affiliates, aggregating £69.2 million during the six months ended June 30, 2004 and £nil million during the six months ended June 30, 2005 due to the restrictions placed on us by the indenture governing our senior secured notes, or indenture. We expect that our parent company will continue to use us as a source of funding for itself and its affiliates, subject to the covenants in the indenture and restrictions under English law, and that we will continue, if approved by our board of directors, to periodically upstream our excess cash flow through loans or dividends. In view of the losses that we have accumulated, it will not be possible for us to pay dividends to our shareholder, an indirect subsidiary of our parent, until such time as these losses have been reduced to the extent of any available profit. It is anticipated, therefore, that we will not be in a position to pay dividends for some time, and any funds to be upstreamed to our parent would be made by way of an inter-company loan. Our ability to upstream cash to our parent and its affiliates by an inter-company loan is restricted by the indenture and by English law. These restrictions limit the amount and terms relating to funds sent to our parent and its affiliates. The terms of any inter-company loan made by us to our parent or its subsidiaries will be determined by our board of directors. The terms of the senior secured notes permit certain upstream payments including, subject to certain restrictions, upstreaming at least 50% of our operating cash flow, as defined in the indenture.

Cash Flow

Net Cash Flow from Operating Activities

Our cash inflow/(outflow) before changes in working capital was £16.9 million and £27.6 million for the six months ended June 30, 2005 and 2004, respectively. These were impacted primarily by the change in operating profit and depreciation charge. In the first six months of 2005, working capital generated £6.9 million of cashflow compared with £3.7 million usage in the first six months of 2004. This was largely due to improved collection of outstanding receivables. However, changes in operating assets and liabilities are subject to significant variability from quarter to quarter depending on the timing of operating cash receipts and payments together with customer billing cycles and supplier invoicing.

Returns on Investment and Servicing of Finance

We pay interest on our finance leases and senior secured notes and receive interest income on our cash balances and on our own finance leases. Interest expense fluctuates from period to period as additional assets are covered by our finance leases and as current leases expire. We paid our first interest installment (£11.6 million) to holders of our senior secured notes in June 2005.

Capital Expenditure

In the coming years we expect to continue to pursue a focused and disciplined capital expenditure program. We plan to maintain and enhance our existing network in order to improve our services and to meet customer requirements. We anticipate that our capital expenditures for the medium term will consist almost exclusively of product development related expenditures tied to turnover growth (for example, investments in customer premises equipment) and maintenance expenses. However, we may have to increase our expenditures as a result of regulatory requirements or to keep up with technological innovations implemented by our competitors. Capital projects underway this year include our implementation of SAP, the Customer Network Operations Centre Accreditation scheme, and the refresh of the Ericsson and Siemens switching platforms. Amounts spent in the first six months of 2005 (£4.7 million) were in line with expenditure in the corresponding period of 2004 (£4.7 million).

Financing

We finance our operations out of operating cash flows, finance leases and, in the past, loans from group companies. As our business continued to generate surplus cash in the first six months of 2004, we were able to repay £69.2 million of those loans, contributing to a net financing cash outflow of £49.9 million in that period. During the second quarter of 2004, we also drew down £21.8 million under the STT Bridge Loan Facility. All inter-company loans were either repaid or waived by the end of 2004 and the only financing movements during the first six months of 2005 have been related to finance leases, leading to a net financing outflow of £1.9 million.

Indebtedness

At June 30, 2005, we had £202.3 million of outstanding indebtedness related to the senior secured notes, which were issued on December 23, 2004. We did not incur any new indebtedness during the six months ended June 30, 2005. See “Operating and Financial Review and Prospects—Liquidity and Capital Resources”, of our 2004 Annual Report for a description of the senior secured notes. We are in compliance with all covenants under the indenture for the senior secured notes.

Inter-company Debt

Prior to the year ended December 31, 2002, we funded our operations primarily through loans and cash advances from our parent and Bidco. These loans did not bear interest but were payable on demand. At December 31, 2003, the balance under these loans was £328.9 million. Throughout 2004, we made periodic repayments on these loans from cash on hand and operating cashflow (£73.0 million), proceeds from the STT bridge facility (£68.6 million) and from the notes (£122.7 million). Inter-company trading debts due to the company of £3.6 million were assigned against the loan and the balance remaining (£61.0 million) was waived resulting in a zero balance as at December 31, 2004 and June 30, 2005.

Lease Obligations

Our lease obligations consist of finance leases and operating leases. We have four finance leases, the largest with Network Rail, which covers fiber and equipment on the rail network. The total liability due under this lease is £25.0 million and has decreased by £4.5 million in the three months to the end of June 2005 largely as a result of the return to Network Rail of certain copper cable and private area branch exchange equipment assets. The other three finance leases have a total of £9.9 million outstanding and cover voice equipment supporting various customers in addition to our own private branch exchanges.

Our operating leases cover both leases of real estate property and leases of equipment. The real property leases require us to make payments aggregating approximately £82.2 million through 2025. Substantially all of the remaining operating lease obligations relate to voice equipment.

Off-Balance Sheet Arrangements

We no longer guarantee any indebtedness of our parent company.

Due to the adoption of FRS 26 during the six months ended June 30, 2005, our five-year cross currency interest rate swap transaction is recorded as an asset on our balance sheet.

Contractual Obligations

There has been no material change to our contractual cash commitments during the six months ended June 30, 2005.

Item 3. Controls and Procedures

Review of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures primarily designed to ensure that information required to be disclosed by a public company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include many aspects of internal control over financial reporting.

Although not currently required by Rule 13a-15 under the Exchange Act, in connection with the preparation of this quarterly report we have evaluated the effectiveness of our disclosure controls and procedures. As part of such review, we considered the evaluation by our parent company of the disclosure controls and procedures of the GC Group and have concluded that our disclosure controls and procedures were not effective at a reasonable assurance level as of June 30, 2005 due to deficiencies in internal control over financial reporting. These deficiencies, which were previously identified as material weaknesses in internal control over financial reporting as of December 31, 2004 in our parent’s Amendment No. 1 on Form 10-K/A filed on April 28, 2005, can be summarized as follows: (i) GCL did not maintain appropriate control over non-routine processes, estimation processes and account reconciliations in the overall financial close process and (ii) GCL did not maintain appropriate control over the estimation processes for the allowances for bad debt and sales credits. As we are subject to a shared control environment with GCL, certain aspects of the above-described control issues that apply to GCL also apply to us.

Please refer to our parent company’s 2004 Form 10-K/A for a further description of the material weaknesses that we and the other members of the GC Group share and a description of the remediation plans. Please refer to our 2004 annual report to holders of our senior secured notes for a further description of material weaknesses and other matters affecting our internal and disclosure controls. We and the other members of the GC Group expect to complete implementation of the measures necessary to remediate the material weaknesses by the end of the third quarter of 2005, although we do not expect to complete testing of the remediated controls until the fourth quarter of 2005.

As disclosed above under “—Executive Summary—Depreciation Adjustment,” during the second quarter 2005 financial close process, we identified a £2.8 million overstatement of depreciation expense in our UK GAAP financial statements for the three months ended March 31, 2005. This was due to erroneous formulae contained in an electronic spreadsheet used to calculate the depreciation expense of certain impaired assets and reflected a failure to maintain appropriate control over non-routine processes in the overall financial close process. In connection with our review of these depreciation charges, we also noted that spreadsheets summarizing underlying historical fixed asset impairment data were not being appropriately maintained. We have implemented additional controls to ensure that such spreadsheets are appropriately maintained and reviewed by senior level accountants for accuracy. Additionally, we are implementing an SAP enterprise software application and database as the financial system of record with effect from January 1, 2006, thus substantially reducing reliance on manual spreadsheets, including those related to depreciation charges.

Changes in Internal Control Over Financial Reporting

There were no material changes in our internal control over financial reporting during the second quarter of 2005 other than as noted above under “Review of Disclosure Controls and Procedures”.